UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 10, 2015

Eastman Kodak Company
(Exact name of registrant as specified in charter)

New Jersey	1-87	16-0417150
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 State Street, Rochester, New York	14650
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (585) 724-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2015, the Executive Compensation Committee of the Board of Directors (the “Board”) of Eastman Kodak Company (“Kodak”) adopted an Officer Severance Policy (the “Policy”), effective as of November 10, 2015. The Policy provides for compensation to the following Kodak officers and employees (“Participants”) in the event of a qualifying termination without “cause” or with “good reason,” as defined in the Policy: (1) corporate officers, including named executive officers, who are elected by the Board; and (2) certain other employees who are party to employment agreements that became effective upon the effective date of Kodak’s Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (each, an “Emergence Contract”). The Policy does not apply to: (1) Kodak’s Chief Executive Officer or to any other corporate officer with an indefinite term employment agreement or who is covered by local non-U.S. severance benefits that are greater than those provided by the Policy; and (2) employees with Emergence Contracts during the remaining term of such agreements, which expire in September 2016.

Under the Policy, Participants are generally entitled to receive separation pay equal to their base salary in effect as of the date of termination. Certain Participants will continue to be entitled to separation pay at or near their current Emergence Contract levels.  Our named executive officer Brad W. Kruchten will continue to be entitled to separation pay at his current Emergence Contract level, which has been previously disclosed.  Payment under the Policy is conditioned on a Participant’s execution of a general waiver and release and his or her compliance with the Policy’s non-disparagement provisions.  The Executive Compensation Committee of the Board may amend, modify or terminate the Policy at any time and no Participant has any vested rights under the Policy.

Kodak will file the Policy as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY

By: /s/Sharon E. Underberg
Sharon E. Underberg
General Counsel, Secretary and Senior Vice President

Date:  November 13, 2015